Exhibit 99.1

LIFETIME BRANDS ANNOUNCES 2007 EARNINGS GUIDANCE

Company to Present Today at Brean Murray Carret Financial Conference

WESTBURY, N.Y., January 25, 2007 – Lifetime Brands, Inc. (Nasdaq: LCUT), a leading designer, developer and marketer of nationally branded consumer products for the home, today announced that it expects net sales for 2007 to be $540 — $575 million and diluted earnings per share to be $1.40 — $1.70.

Chairman, President and Chief Executive Officer Jeffrey Siegel commented, “Our 2007 forecast reflects our confidence that Lifetime is well-positioned to grow as a result of our extensive portfolio of powerful brands, unmatched innovation capabilities, superior product sourcing and expanding retail placement. As we announced in December, based on detailed reviews of our business with Lifetime’s largest customers, we believe we will again achieve organic revenue growth in excess of 15% in 2007. In addition, our financial performance will benefit from savings in operating expenses as we continue to integrate the businesses we acquired in 2005 and 2006.”

Lifetime is currently finalizing its results for the fourth quarter and full year 2006. The Company announced on December 21, 2006 that it anticipates net revenues for 2006 to be $450 — $455 million and diluted earnings per share to be $1.10 — $1.15.

Lifetime will participate today in the Brean Murray Carret & Co. Winter Consumer Conference in New York City. In a series of one-on-one meetings, senior management will provide an overview of the Company’s products, market opportunities and long-term growth strategies.

Lifetime Brands is a leading designer, developer and marketer of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home décor, picture frames and bath accessories. The Company markets its products under some of the country’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Hoffritz®, International Silver®,Joseph Abboud®, Kamenstein®, Melannco®, Nautica®, Pedrini®, Rochard®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, and :USE®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Christian G. Kasper Senior Vice President (617) 568-8148 chris.kasper@lifetimebrands.com	Harriet Fried Lippert/Heilshorn & Associates, Inc. (212) 838-3777 hfried@lhai.com